Exhibit 99.4

             MEDIA EXECUTIVE SUSAN LYNE NAMED PRESIDENT AND CEO
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                    OF MARTHA STEWART LIVING OMNIMEDIA
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 -- Former ABC Entertainment President and Veteran Publishing Executive to
                              Head Company --

New York, New York, November 11, 2004 -- Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced that Susan Lyne, an experienced television, film and publishing executive, has been named President and Chief Executive Officer. She succeeds Sharon Patrick who has informed the board of her wish to resign as President and CEO.

Ms. Lyne, who has served as a director of MSO since June 2004, has had a 25-year career in creative and business positions in the television, publishing and film industries. Her background ranges from creating and launching a major national magazine, overseeing development and production of celebrated television movies and miniseries, to her most recent position as President of ABC Entertainment in charge of the network's primetime entertainment programming.

Ms. Lyne joined Disney/ABC in January 1996 as Executive Vice President, Acquisitions, Development and New Business for Walt Disney Pictures and Television, where she established the studio's East Coast Office. In March 1998, she joined ABC, where she was responsible for the network's movies and miniseries. During her tenure, ABC's original movies and miniseries regularly dominated the ratings charts and earned the industry's most prestigious awards.

Ms. Lyne also spent 15 years in the magazine publishing industry. After creating and launching Premiere Magazine for News Corp. in 1987, she served for eight years as editor-in-chief and publication director, establishing the magazine as an industry leader and extending the Premiere brand with international editions and book publishing ventures. From 1978 to 1982, Ms. Lyne was managing editor of The Village Voice.

"I'm proud to lead MSO during this next phase of the Company's growth," said Ms. Lyne. "The Company's foundation is remarkably strong, with a consumer base that is unusually loyal. It attests to the enduring appeal of the Martha Stewart brand and the exceptional people who bring it to life. We will continue to create new "how to" content and deliver what our loyal audiences expect from us. We believe we can be the place to go for information about the home across all media platforms."

Thomas C. Siekman, Chairman of the Board of Directors, said, "We are delighted that Susan has agreed to take on the role of President and CEO. She has a proven track record in the media industry, including positions that required the kind of entrepreneurial spirit that both Martha Stewart and Sharon Patrick brought to the creation and growth of MSO. We are confident that Susan will move the Company forward successfully into its next period of development.

"We are all grateful to Sharon Patrick for her relentless energy and commitment over the years and for her enormous contributions in building this Company from the ground up. Sharon's strategic business acumen has kept MSO focused, helping to build a vital business around the core content areas she identified and to which she applied the omnimedia concept. The Board, management team and employees of MSO will miss Sharon's boundless enthusiasm and guidance."

"I have cherished my various roles over the last 10 years in working with Martha to create and develop Martha Stewart Living Omnimedia, Inc. into the dynamic Company it has a been and is today . However, at this juncture, for personal and professional reasons I have decided to leave MSO and pursue other dreams, turning over the leadership of the Company to others. Over more than a decade, I've been proud to make my contributions to this special Company, including overseeing the buy-back of Time Inc's magazine and media interests to form, with Martha, Martha Stewart Living Omnimedia LLC; leading the Kmart transaction that established MSO's important relationship with Kmart, as well as the 1999 IPO. Other milestones, since becoming CEO, include launching Everyday Food, acquiring Body & Soul magazine establishing a new "healthy living" brand category; stabilizing our magazine performance; and, most recently, negotiating and announcing a new television relationship with Mark Burnett. When all is said and done, I am also proud that during my tenure as CEO as the result of these and other initiatives made possible by our talented management team and employees, our stock price has nearly doubled. I believe I am leaving the company well-positioned to meet the challenges ahead."

Martha Stewart Living Omnimedia, Inc. (MSO) is a leading provider of original "how-to" information that turns dreamers into doers, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSO is organized into four business segments: Publishing, Television, Merchandising, and Internet/Direct Commerce. Martha Stewart Living Omnimedia, Inc. is listed on the New York Stock Exchange under the ticker symbol MSO.

CONTACT:

Investors: Howard Hochhauser, VP Finance and Investor Relations of Martha Stewart Living Omnimedia, Inc., +1-212-827-8530

Media: Elizabeth Estroff, AVP, Corporate Communications, of Martha Stewart Living Omnimedia, Inc., +1-212-827-8281

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

                                 SUSAN LYNE

Susan Lyne has 25 years of experience in the television, publishing and film industries. Her background ranges from creating and launching a major national magazine, overseeing the development and production of celebrated television movies and miniseries, to her most recent position as President of ABC Entertainment in charge of the network's primetime entertainment programming.

As President of ABC Entertainment from January 2002 to April 2004, Ms. Lyne oversaw the development of recent hits including "Desperate Housewives," "Lost" and "Extreme Makeover, Home Edition." She also shepherded other familiar programs, including "8 Simple Rules," "The Bachelor" and "Hope and Faith." Along with her programming and management responsibilities, she regularly served as the entertainment division's principal voice on strategic direction to the advertising and investment communities.

Ms. Lyne joined Disney/ABC in January 1996 as Executive Vice President, Acquisitions, Development, and New Business for Walt Disney Pictures and Television. In March 1998, she joined ABC, where she was in charge of the network's movies and miniseries, reviving this form with such critically acclaimed ratings successes as "Life with Judy Garland," "Tuesdays With Morrie," "Anne Frank" and the musical adaptation of "Annie," all of which won multiple Emmy Awards. During her tenure, ABC's original movies and miniseries regularly dominated the ratings charts and earned numerous awards, including the Peabody, Golden Globe, Humanitas, Director's Guild, and Screen Writer's Guild, as well as multiple Emmys.

Before turning to television and film, Ms. Lyne spent 15 years in the magazine publishing industry. In 1987, she created and launched Premiere Magazine for News Corp. For eight years, she served as editor-in-chief and publication director, establishing Premiere as an industry leader.

Ms. Lyne has extensive experience as a magazine editor at City, Francis Ford Coppola's San Francisco weekly, New Times and The Village Voice. As managing editor of The Village Voice from 1978 to 1982, Ms. Lyne oversaw the editorial and production departments and expanded the paper's feature well, bringing in a group of talented young feature writers. In 1981, The Voice was awarded the Pulitzer Prize for Feature Reporting.

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